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Exhibit 99(a)

                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                      (in thousands except per share data)

                                                          13 WEEKS ENDED                        26 WEEKS ENDED
                                                JULY 29, 1995       JULY 30, 1994      JULY 29, 1995       JULY 30, 1994
                                                -------------       -------------      -------------       -------------
 REVENUES
 Net sales                                       $    648,649        $   708,874        $  1,201,822        $ 1,283,175
 Other (principally interest)                             948              1,247               1,948              1,668
                                                -------------       -------------      -------------       -------------

 Total Revenues                                       649,597            710,121           1,203,770          1,284,843

 COSTS AND EXPENSES

 Cost of sales                                        510,118            547,923             943,744            996,074
 Selling, general and administrative expenses         117,202            122,261             228,560            234,597
 Interest expense                                       7,770              7,561              15,106             14,758
                                                -------------       -------------      -------------       -------------
 Total Costs and Expenses                             635,090            677,745           1,187,410          1,245,429
                                                -------------       -------------      -------------       -------------

 EARNINGS BEFORE INCOME TAXES                          14,507             32,376              16,360             39,414

 INCOME TAX EXPENSE                                     5,368             11,008               6,054             13,401
                                                -------------       -------------      -------------       -------------

 NET EARNINGS                                    $      9,139        $    21,368        $     10,306        $    26,013
                                                =============       =============      =============       =============


 PRIMARY AND FULLY DILUTED EARNINGS
 PER COMMON SHARE                                       $0.22              $0.48               $0.24              $0.60
                                                =============       =============      =============       =============

 AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING:
 Primary                                               42,165             47,007              42,237             46,835
 Fully diluted                                         42,165             47,007              42,237             46,928


 DIVIDENDS PER SHARE:
 Class A common stock                                   $0.04              $0.04               $0.08              $0.08
 Class B common stock                                   $0.02              $0.02               $0.03              $0.03


 See notes to consolidated financial statements.


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